Exhibit 99.1

MASCO CORPORATION APPROVES SPIN-OFF OF TOPBUILD CORP.

Record Date June 19, 2015

TAYLOR, Mich. (June 8, 2015) — Masco Corporation (NYSE:MAS) today announced that its Board of Directors has approved the previously-announced spin-off of TopBuild Corp. (NYSE:BLD), which will, upon completion of the spin-off, hold the assets and operations of Masco’s Installation and Other Services businesses.

In the spin-off, Masco will distribute 100% of the shares of common stock of TopBuild.  The distribution of TopBuild shares is expected to be completed after the New York Stock Exchange market closing on June 30, 2015, with Masco stockholders receiving one share of TopBuild common stock for every nine shares of Masco common stock held at the close of business on the record date of June 19, 2015.  Following the distribution of TopBuild common stock, TopBuild will be an independent, publicly-traded company.  TopBuild has received approval for the listing of its common stock on the New York Stock Exchange under the symbol “BLD.”

Keith Allman, Masco’s President and Chief Executive Officer stated, “Last fall, we announced our plan to spin off TopBuild as part of our strategic initiatives to enhance shareholder value. Under the leadership of Jerry Volas as its Chief Executive Officer, I am confident that TopBuild is well positioned to operate as an independent public company. Following the spin-off, both TopBuild and Masco will have greater flexibility to focus on and pursue their respective growth strategies. For Masco, this is our ongoing commitment to create shareholder value by profitably growing in branded building products.”

Masco stockholders who hold their shares through a brokerage account will receive a credit to their brokerage account reflecting their ownership of TopBuild common stock.  Masco stockholders who hold their shares in certificated form will receive a book-entry account statement reflecting their ownership of TopBuild common stock and should retain their Masco stock certificates.  Fractional shares of TopBuild common stock will not be distributed.  Any fractional share of TopBuild common stock otherwise issuable to a Masco stockholder will be sold in the open market on such stockholder’s behalf, and such stockholder will receive a cash payment for the fractional share based on the stockholder’s pro rata portion of the net cash proceeds from sales of all fractional shares.

Masco will furnish an information statement to all stockholders entitled to receive the distribution of shares of TopBuild common stock. The information statement describes TopBuild and other details regarding the spin-off.  The information statement is included as an exhibit to TopBuild’s Registration Statement on Form 10, which it has filed with the Securities and Exchange Commission (SEC) and is available at the SEC’s website at www.sec.gov.

The completion of the distribution is subject to satisfaction of a number of customary conditions, including the SEC having declared effective TopBuild’s Registration Statement on Form 10.

Masco expects to receive an opinion from its special tax counsel, Davis Polk & Wardwell LLP, confirming the tax-free status of the spin-off to Masco and its stockholders (except to the extent of cash received in lieu of fractional shares).

Masco expects that a “when-issued” public trading market for TopBuild common stock will commence on or about June 17, 2015 under the symbol “BLD WI”, and will continue through the distribution date.  Masco also anticipates that “regular way” trading of TopBuild common stock will begin on July 1, 2015, the first trading day following the distribution date.

Masco expects that, beginning on or about June 17, 2015, and through the distribution date, there will be two ways to trade Masco common stock — either with or without the distribution of TopBuild common stock.  Masco stockholders who sell their shares of Masco common stock in the “regular-way” market (that is, the normal trading market on the NYSE under the symbol “MAS”) after the June 19 record date and on or prior to the June 30 distribution date will be selling their right to receive shares of TopBuild common stock in connection with the spin-off.  Masco also expects that shares of Masco common stock will trade ex-distribution (that is, without the right to receive the TopBuild distribution) during this period under the symbol “MAS WI.”  Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling shares of Masco common stock on or before the distribution date.

Greenhill & Co., LLC and J.P. Morgan Securities LLC acted as financial advisors to Masco regarding the spin-off.

About Masco

Headquartered in Taylor, Michigan, Masco Corporation is one of the world’s leading manufacturers of home improvement and building products.

About TopBuild

TopBuild installs insulation and other building products nationwide through its TruTeam Contractor Services business, which has over 190 installation branches located in 43 states. TopBuild distributes insulation and other building products nationwide through its Service Partners business from its 72 distribution centers located in 35 states.  TopBuild is based in Daytona Beach, Florida.

Safe Harbor Statement

Statements contained in this press release that reflect our views about our future performance constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. Forward-looking statements include, with respect to the completion of the spin-off of TopBuild, the expected distribution date, the listing of shares of TopBuild common stock on the NYSE, the tax-free nature of the spin-off and the anticipated dates for TopBuild common stock to begin trading on a “when-issued” basis and on a “regular-way” basis and for Masco common stock to begin trading on an “ex-distribution” basis.  Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements. Our and TopBuild’s future performance may be affected by our and their reliance on new home construction and home improvement, our and their reliance on key customers, the cost and availability of raw materials, uncertainty in the international economy, shifts in consumer preferences and purchasing practices, our ability to improve our underperforming businesses, our ability to maintain our competitive position in our industries. We discuss many of the risks we face in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. TopBuild discusses many of the risks it faces under the caption “Risk Factors” in the information statement filed as part of its Registration Statement on Form 10. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we and TopBuild undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

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